EXHIBIT 99.1
NEWS RELEASE
Nabors Distribution Date Rescheduled for April 17, 2006
HAMILTON, Bermuda--(BUSINESS WIRE)--Feb. 24, 2006--Nabors Industries Ltd. (NYSE:NBR) today announced that the distribution date of the previously announced two-for-one stock split, which is subject to stockholder approval, has been reset to Monday, April 17, 2006. The New York Stock Exchange requested the change as the U.S. market will not be open on the original distribution date of Friday, April 14, 2006.
The Nabors companies own and operate almost 600 land drilling and approximately 875 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 19 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 28 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
FORWARD LOOKING STATEMENTS
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.
CONTACT:
Nabors Corporate Services, Inc.
Dennis A. Smith, 281-775-8038
SOURCE:
Nabors Industries Ltd.